Exhibit 10.1

AMENDMENT TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 3 (this “Amendment”), dated as of December 8, 2023, to the Investment Management Trust Agreement (as defined below) is made by and between APx Acquisition Corp. I (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of December 6, 2021, as amended by that Amendment No. 1 to the Investment Management Trust Agreement dated as of February 27, 2023, as further amended by that Amendment No. 2 to the Investment Management Trust Agreement dated as of September 7, 2023 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at an Extraordinary General Meeting of the Company held on December 8, 2023 (the “Extraordinary General Meeting”), the Company’s shareholders approved (i) a proposal to amend the Company’s amended and restated articles of association (the “Amended and Restated Memorandum and Articles of Association”) giving the Company the right to extend the date by which it has to consummate a business combination (the “Combination Period”) up to twelve (12) times for an additional one (1) month each time from December 9, 2023 to December 9, 2024 (i.e., for up to a period of time ending thirty-six (36) months after the consummation of its initial public offering); and

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with the terms of, a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and, in the case of Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) upon the date which is the later of (1) 36 months from the closing of the Offering and (2) such later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), shall be distributed to the Public Shareholders of record as of such date;”

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

APX ACQUISITION CORP. I

By:	/s/ Kyle Bransfield
Name:	Kyle Bransfield
Title:	CEO